United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-25848

              SLI HOLDINGS INTERNATIONAL LLC (formerly, SLI, Inc.)
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                        500 Chapman St., Canton, MA 02021
                                 (781) 828-2948
                        ---------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Common Stock, par value $0.01 per share, of SLI, Inc.
              -----------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i) x                     Rule 12h-3(b)(1)(i) x
                 Rule 12g-4(a)(1)(ii)                      Rule 12h-3(b)(1)(ii)
                 Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(i)
                 Rule 12g-4(a)(2)(ii)                      Rule 12h-3(b)(2)(ii)
                                               Rule 15d-6 --------

Approximate number of holders of record as of the certification or notice date:
SLI Holdings International, LLC has eight holders of its membership interests. There are no holders of the Common Stock, par value $0.01 per share, of SLI, Inc., as such Common Stock has been cancelled.

Pursuant to the requirements of the Securities Exchange Act of 1934 SLI Holdings International LLC (formerly, SLI, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 4, 2003
                                                     By:  /s/ STANFORD SPRINGEL
                                                         -----------------------
                                                         Stanford Springel
                                                         Chief Executive Officer